Exhibit 99.1

Nightfood Provides Update on Hotel Launch Timeline of Sleep-Friendly Snacks

Tarrytown, NY, March 2, 2022 – Nightfood, Inc. (OTCQB: NGTF), the sleep-friendly nighttime snack company addressing America’s $50 billion nighttime snacking problem, announced yesterday on a previously-scheduled investor update call that it has received an updated timeline regarding its anticipated launch into national hotel distribution.

The hotel chain which tested Nightfood in their hotel lobby shops in 2021 is expected to be the first to introduce Nightfood into national distribution. This chain has over 500 American locations and is part of a global hotel brand that has several thousand properties in the United States.

The Company received confirmation on Friday, February 25, 2022 that initial purchase orders for the national hotel launch of Nightfood ice cream pints will be placed this month, and could come as early as this week or next. In light of the fact that launch timelines previously presented to the Company have been pushed back multiple times in recent quarters, Management notes that additional delays remain possible.

Due to signed confidentiality agreements, Management is not at liberty at this time to disclose the identity of the first chain planning to launch Nightfood, or of the international hospitality company group purchasing (“GPO”) organization with which the Company recently entered into an agreement which went into effect yesterday, March 1, 2022.

“We’re thrilled to have a signed agreement with our new GPO partner as Nightfood prepares to roll into our first national hotel distribution,” commented Nightfood CEO Sean Folkson. “They service thousands of hotels across the country, representing virtually all the major brands and banners. With their support, influence, and insights, our hope is that Nightfood sleep-friendly snacks will soon become a fixture in hotel lobby shops from coast to coast.”

The two Nightfood flavors expected to be available soon in hotel lobby shops are Cookies n’ Dreams and Midnight Chocolate. Should purchase orders be received by the Company on the current timeline, it is expected Nightfood ice cream pints would begin appearing in in hotel freezers in April, 2022.

About Nightfood

Nightfood is pioneering the nighttime snack category.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This current press release contains “forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3